1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
$45 Million Skilled Nursing Facility Portfolio in Virginia

SANTA ANA, Calif. (Sept. 20, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired a seven-building portfolio of skilled nursing facilities located throughout Virginia. The approximately 230,000-square-foot, 563-bed portfolio was built between 1989 and 2004. Laurel Healthcare and Kissito Healthcare operate the facilities under long-term absolute net leases. The acquisition closed on Sept. 16.

“Skilled nursing facilities in general are of great interest to us because there is a fairly constrained supply and they cater to a rapidly growing segment of our population,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “This portfolio of skilled nursing facilities is particularly attractive to our REIT because they are leased by two exceptional operators and they provide excellent and predictable income that adds value to our stockholders.”

The $45 million acquisition is comprised of the following properties:

The Laurels of Charlottesville – Charlottesville
The Laurels of Charlottesville is a single-story skilled nursing facility constructed in 2004 comprised of 120 beds and 48,000 square feet on a 3.81-acre parcel. The property currently has a lease in place that runs through June 2016 with two additional five-year renewal options.

Bland Nursing & Rehabilitation Center – Bastian
Bland Nursing and Rehabilitation Center is a two-story facility built in 1989 that is comprised of 57 beds and 31,000 square feet on a 4.52-acre parcel. The property currently has a lease in place that runs through January 2025 with two additional 10-year renewal options.

Maple Grove Health Care Center – Lebanon
Maple Grove Health Care Center is a single-story building constructed in 1990 that consists of 60 beds and 23,000 square feet on a 4.12-acre parcel. The property currently has a lease in place that runs through January 2025 with two additional 10-year renewal options.

The Brian Center of Fincastle – Fincastle
The Brian Center of Fincastle is a single-story skilled nursing facility built in 1990 that consists of 60 beds and 27,000 square feet on a 5.55-acre parcel. The property currently has a lease in place that runs through January 2025 with two additional 10-year renewal options.

The Brian Center of Low Moor – Low Moor
The Brian Center of Low Moor is a single-story assisted living facility/skilled nursing facility constructed in 1989 comprised of 26 assisted living beds and 60 skilled nursing beds for a total of 86 beds. The facility totals 43,000 square feet on a 3.01-acre parcel with a lease in place that runs through January 2025 with two additional 10-year renewal options. The Brian Center of Low Moor is located on the campus of Alleghany Regional Hospital, a 204-bed general acute care hospital.

The Laurels of Willow Creek – Midlothian
The Laurels of Willow Creek is a single-story skilled nursing facility built in 1991 that consists of 120 beds and 38,000 square feet on a 5.28-acre parcel. The property currently has a lease in place that runs through February 2025 with two additional five-year renewal options.

The Springs Nursing Facility – Hot Springs
The Springs Nursing Facility is a single-story facility constructed in 1990 comprised of 60 beds and 20,000 square feet on a 4.67-acre parcel. The property currently has a lease in place that runs through January 2025 with two additional 10-year renewal options.

Tim Cobb of Heavenrich & Company, Inc. represented the seller, CLC RE, LLC & Albemarle Health Investors, LLC, an unaffiliated third party, in the transaction.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

* * *

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the success of the seven-property portfolio of skilled nursing facilities located in Virginia, its excellent and predictable income, and whether such income adds value to our stockholders. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the seven individual facilities that comprise the acquired portfolio and their tenants; uncertainties relating to the fulfillment of existing leases and the exercise of lease extension options at the various properties; uncertainties relating to the financial strength of the local economies of Charlottesville, Bastian, Lebanon, Fincastle, Low Moor, Midlothian and Hot Springs, Virginia; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

###